[LOGO GOES HERE]

--------------------------------------------------------------------------------

                                  PRESS RELEASE

--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE:                          CONTACT:
--------------------------------------------------------------------------------
                                                John A. St. Wrba
TITANIUM METALS CORPORATION                     Vice President and Treasurer
Three Lincoln Centre                            (972) 233-1700
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697
(972) 233-1700

             TIMET ANNOUNCES RESULTS OF ANNUAL STOCKHOLDERS MEETING
                     AND PROVIDES UPDATE ON EXPANSION PLANS

         DALLAS, TEXAS . . . May 25, 2006 . . . Titanium Metals Corporation ("TIMET") (NYSE: TIE) announced today that its stockholders had elected seven directors for terms of one year at the annual stockholder meeting held on May 23, 2006. TIMET's directors are: Keith R. Coogan, Norman N. Green, Glenn R. Simmons, Harold C. Simmons, Thomas P. Stafford, Steven L. Watson and Paul J. Zucconi.

         The Company's previously announced expansion of its Henderson, Nevada VDP sponge facility, which is expected to increase sponge capacity by approximately 47%, and its addition of an Electron Beam cold hearth melt furnace at its Morgantown, Pennsylvania facility, which is expected to increase its cold hearth melting capacity by approximately 54%, continue to progress on schedule. The expansion of the VDP sponge facility is expected to be completed in the first quarter of 2007 and the cold hearth melting furnace is expected to be completed in the first quarter of 2008. The Company's 2006 capital expenditures, including amounts to be expended during 2006 on the projects referred to above, are expected to be approximately $100 million. The Company is also evaluating additional capacity expansion alternatives which could potentially provide a significant increase in existing capacity available to the Company.

         The Company's Board of Directors also appointed the following officers to serve as follows: Harold C. Simmons, Chairman of the Board, Steven L. Watson, Vice Chairman of the Board, President and Chief Executive Officer, Robert D. Graham, Executive Vice President, Bobby D. O'Brien, Executive Vice President, Chief Financial Officer, Bruce P. Inglis, Vice President, Finance - Operations, Matthew O'Leary, Vice President and Associate General Counsel, James Buch, Vice President - Commercial, Kurt Faller, Vice President - Strategic Ventures, Ian Hodges, Vice President, Managing Director of Timet UK, Dr. Michael W. Kearns, Vice President - Quality and Technology, James R. Pieron, Vice President - Manufacturing Strategy, John Sanderson, Vice President - North American Manufacturing, Henry S. Seiner, Vice President - Business Strategy and Logistics, Dimitri Yallourakis, Vice President - Information Technology and Business Improvement, Scott Sullivan, Vice President - Controller, John St. Wrba, Vice President and Treasurer, James W. Brown, Vice President - Corporate Finance, Andrew R. Louis, Associate General Counsel and Secretary, Kelly D. Luttmer, Vice President and Tax Director and Andrew B. Nace, Vice President, General Counsel and Assistant Secretary. Other officers are Jean Marc Frisch, President of Timet Savoie and Luigi Lotterio, Executive Vice President of
Loterios S.p.A. Christian Leonhard continues to serve as a consultant and advisor to Steven L. Watson, Chief Executive Officer.

         TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.

                                    o o o o o